EXHIBIT 16

                                                                    May 26, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously independent certified public accountants for LCS Golf, Inc. We received a copy of Form 8-K on May 25, 2004. We acknowledge that we were dismissed as independent certified public accountants. We have read Conversion Services International, Inc.'s statements included under Item 4 of its Form 8-K dated January 30, 2004, and we agree with such statements concerning our firm. We have no basis to agree or disagree with any of the Registrant's other statements.

Very truly yours,

/s/ Eisner LLP

Eisner LLP

New York, New York